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                                                                      Exhibit 99

         FIRST FINANCIAL CORPORATION ANNOUNCES
                    ACQUISITION OF COMMUNITY FINANCIAL CORP.

TERRE HAUTE, Ind. -- March 30, 2001 -- First Financial Corporation (Nasdaq:
THFF), the holding company for Terre Haute First National Bank, announced today that it has entered into a definitive agreement to acquire Community Financial Corp. (Nasdaq: CFIC), subject to shareholder and regulatory approval. Based upon the terms of the agreement, Community estimates that its shareholders will receive approximately $15.00 per share in cash, subject to further agreements and adjustments as provided in the agreement.

Donald E. Smith, the President and CEO of First Financial, stated, "This acquisition is a natural extension to First Financial's market area in Illinois. First Financial currently has facilities in Ridge Farm, Marshall, Robinson, Oblong, and Sumner, Illinois. We are an established institution and trace our roots back to our lead bank, Terre Haute First National Bank, which has been in existence since 1834. Our goal has always been to provide banking services through a community banking philosophy where decisions are made at the local level."

Wayne H. Benson, the President and CEO of Community, commented, "After consideration of all strategic alternatives, we believe becoming part of the First Financial group is the most effective way to maximize shareholder value and will benefit the customers and the communities we serve. This transaction will enable Community Bank & Trust to expand the products and services offered and will be very positive for our customers and employees, as well as for the communities of Olney, Lawrenceville, Fairfield, Newton, and Charleston, Illinois."

Community Financial Corp. is the bank holding company for Community Bank and Trust, N.A. in Olney, Illinois.

First Financial is a financial holding company with nine bank subsidiaries located in west-central Indiana and east-central Illinois, as well as an insurance agency subsidiary and a reinsurance subsidiary. At December 31, 2000, First Financial had assets of $2.043 billion, deposits of $1.323 billion and capital of $191 million.

First Financial shares are traded on the NASDAQ National Market System under the symbol, "THFF" and most recently traded at $35.4375.

CONTACT: First Financial Corporation
Norman L. Lowery, 812/238-6000

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